Exhibit 99.1
The J. M. Smucker Company Announces Fiscal 2021 First Quarter Results
ORRVILLE, Ohio, August 25, 2020 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the first quarter ended July 31, 2020, of its 2021 fiscal year. All comparisons are to the first quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales increased $192.9 million, or 11 percent, with growth across each of the Company's U.S. and International retail businesses, partially offset by a decline for its Away From Home business.
•Net income per diluted share was $2.08. Adjusted earnings per share was $2.37, an increase of 50 percent.
•Cash from operations was $409.0 million, an increase of 85 percent. Free cash flow was $332.4 million, compared to $148.5 million in the prior year.
•The Company increased its full-year fiscal 2021 net sales, adjusted earnings per share, and free cash flow outlook.
CHIEF EXECUTIVE OFFICER REMARKS
“I am incredibly proud and thankful for our employees, who have adapted quickly to deliver strong results and serve our constituents in an environment marked by the COVID-19 pandemic and social unrest. We continue to ensure employee safety and well-being, support the communities where we do business, and provide a steady, quality supply of food for consumers and their pets,” said Mark Smucker, President and Chief Executive Officer.

“Our first quarter results exceeded our expectations, particularly for the coffee and consumer foods portfolios. Consumers continued to seek out trusted and iconic brands as we achieved strong growth across nearly all our categories. This exceptional performance highlights the strength of our portfolio, the potential of our consumer-centric growth strategy, and our commitment to operate with financial discipline.”

“We expect continued momentum in the second quarter and are pleased to raise our full-year guidance. We remain confident in our ability to deliver on our fiscal year 2021 goals, advance our long-term strategy, and deliver increased shareholder value.”

FIRST QUARTER CONSOLIDATED RESULTS

	Three Months Ended July 31,
	2020	2019	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,971.8	$1,778.9	11%

Operating income	$361.1	$257.6	40%
Adjusted operating income	404.5	290.7	39%

Net income per common share – assuming dilution	$2.08	$1.36	53%
Adjusted earnings per share – assuming dilution	2.37	1.58	50%

Weighted-average shares outstanding – assuming dilution	114.1	113.9	—

Net Sales
Net sales increased 11 percent, driven by favorable volume/mix across all the Company's retail businesses, supported by increased at-home consumption for the U.S. Retail Coffee and U.S. Retail Consumer Foods segments, partially offset by reduced volume/mix for the Away From Home business. Net price realization and foreign currency exchange were neutral.
Operating Income
Gross profit increased $75.8 million, or 11 percent, driven by the increased contribution from volume/mix and lower costs, partially offset by an unfavorable change in unallocated derivative gains and losses as compared to the prior year. Operating income increased $103.5 million, or 40 percent, primarily reflecting the increase in gross profit and a $23.0 million decrease in selling, distribution, and administrative ("SD&A") expenses.
Adjusted gross profit increased $88.6 million, or 13 percent, with the difference from generally accepted accounting principles ("GAAP") results being the exclusion of unallocated derivative gains and losses. Adjusted operating income increased $113.8 million, or 39 percent, further reflecting the exclusion of other special project costs and amortization.
Interest Expense, Other Income (Expense), and Income Taxes
Net interest expense decreased $3.3 million, primarily as a result of a decrease in interest rates and reduced debt outstanding, partially offset by interest expense related to interest rate contracts terminated in the fourth quarter of the prior year.
The effective income tax rate was 24.4 percent compared to 25.2 percent in the prior year.
Cash Flow and Debt
Cash provided by operating activities was $409.0 million, compared to $221.5 million in the prior year, primarily reflecting a decrease in cash required to fund working capital and an increase in net income adjusted for noncash items. The decrease in working capital requirements was primarily attributable to lower payments for accounts payable driven by working capital initiatives. Free cash flow was $332.4 million, compared to $148.5 million in the prior year, reflecting the increase in cash provided by operating activities, slightly offset by a $3.6 million increase in capital expenditures. Net debt repayments in the quarter totaled $252.2 million.

FULL-YEAR OUTLOOK
The Company updated its full-year fiscal 2021 guidance as summarized below:

	Current	Previous
Net sales change vs prior year	0% - 1%	(2)% - (1)%
Adjusted earnings per share	$8.20 - $8.60	$7.90 - $8.30
Free cash flow (in millions)	$925 - $975	$900 - $950
Capital expenditures (in millions)	$300	$300
Effective tax rate	24.0%	24.0%
The outbreak of COVID-19 continues to impact financial results and cause uncertainty for the full-year fiscal 2021 projections. This guidance reflects expectations based on the Company's current performance and understanding of the overall environment.
Net sales are expected to range from flat to up 1 percent compared to the prior year. This reflects elevated at-home consumption and retailer inventory re-stocking in the first quarter primarily benefiting the U.S. Retail Coffee and U.S. Retail Consumer Foods segments, with net sales growth anticipated to moderate throughout the remainder of the fiscal year. This net sales growth will be partially offset by a decline for the Company's Away From Home business and the lapping of a $185 million incremental benefit to net sales related to COVID-19 in the fourth quarter of the prior year.
Adjusted earnings per share is expected to range from $8.20 to $8.60, based on 114.1 million shares outstanding. Earnings guidance reflects the contribution from sales at a gross profit margin range of 37.5 to 38.0 percent, SD&A expenses to increase 1 to 2 percent compared to the prior year, and an effective tax rate of 24.0 percent. Free cash flow is expected to range from $925 to $975 million.
FIRST QUARTER SEGMENT RESULTS
Effective during the first quarter of fiscal year 2021, the presentation of International and Away From Home represents a combination of all other operating segments that are not individually reportable. As a result of recent leadership changes, these operating segments are now being managed and reported separately, and no longer represent a reportable segment for segment reporting purposes. Prior year segment results have not been modified, as the combination of these operating segments represents the previously reported International and Away From Home reportable segment.
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY21 Q1 Results	$692.6	$125.3	18.1%
Increase (decrease) vs prior year	3%	4%	20bps
Net sales increased $22.7 million, reflecting a 5 percentage point improvement due to volume/mix. The contribution from volume/mix primarily reflects growth for 9Lives® and Meow Mix® cat food and Milk-Bone® dog snacks, partially offset by decreases primarily related to Natural Balance®, Nature's Recipe®, and private label dog food. Lower net price realization reduced net sales by 2 percentage points, primarily reflecting increased trade spend for dog food and cat food.
Segment profit increased $5.2 million, driven by lower manufacturing costs, the increased volume/mix, and lower SD&A expenses, partially offset by lower pricing.

U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY21 Q1 Results	$570.9	$182.6	32.0%
Increase (decrease) vs prior year	23%	42%	430bps
Net sales grew $105.2 million, reflecting a 23 percentage point increase from volume/mix. Favorable volume/mix was driven by Dunkin' Donuts®, Folgers®, and Café Bustelo® coffee, reflecting elevated at-home consumption and re-stocking of retailer inventory following the surge in consumer demand in the fourth quarter of the prior year. Net price realization was neutral.
Segment profit increased $53.7 million, primarily due to the favorable volume/mix.
U.S. Retail Consumer Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY21 Q1 Results	$489.2	$131.5	26.9%
Increase (decrease) vs prior year	22%	62%	680bps
Net sales increased $87.0 million, reflecting a 19 percentage point increase from volume/mix driven by growth for the Smucker's® brand, inclusive of Uncrustables® frozen sandwiches and fruit spreads, Crisco® oils and shortening, and Jif® peanut butter. The increase in volume/mix includes growth due to elevated at-home consumption and retailer inventory re-stocking following the surge in consumer demand in the fourth quarter of the prior year. Higher net pricing increased net sales by 3 percentage points, primarily attributable to reduced promotional activity for Jif® peanut butter and Smucker's® fruit spreads.
Segment profit increased $50.5 million, primarily reflecting the contribution from volume/mix, higher net pricing, and lower SD&A expenses.
International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY21 Q1 Results	$219.1	$30.9	14.1%
Increase (decrease) vs prior year	(9)%	(4)%	70bps
Net sales decreased $22.0 million, primarily reflecting a 33 percent decline for the Company's Away From Home operating segment, partially offset by net sales growth of 21 percent for the International operating segment, most notably for flour and baking ingredients. Volume/mix for the combined businesses reduced net sales by 8 percentage points and foreign currency exchange reduced net sales by 1 percentage point. Net price realization was neutral.
Segment profit decreased $1.4 million, primarily reflecting higher input costs and the decline from volume/mix, partially offset by reduced SD&A expenses.
Conference Call
The Company will conduct an earnings conference call and webcast today, August 25, 2020, beginning at 8:30 a.m. Eastern time. Speaking on the call will be Mark Smucker, President and Chief Executive Officer and Tucker Marshall, Chief Financial Officer. To access the webcast, please visit investors.jmsmucker.com.

The J. M. Smucker Company Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the impact of the COVID-19 pandemic on the Company's business, industry, suppliers, customers, consumers, employees, and communities, particularly with respect to the Company's Away From Home business; disruptions or inefficiencies in the Company's operations or supply chain, including any impact of the COVID-19 pandemic; the ability to achieve cost savings related to cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment, dividend payments, and share repurchases; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's products or its competitors' products; the impact of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19); the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the Company's ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.
About The J. M. Smucker Company
Inspired by more than 120 years of business success and five generations of family leadership, The J. M. Smucker Company makes food that people and pets love. The Company’s portfolio of 40+ brands, which are found in 90 percent of U.S. homes and countless restaurants, include iconic products consumers have always loved such as Folgers®, Jif®, and Milk-Bone® plus new favorites like Café Bustelo®, Smucker’s® Uncrustables®, and Rachael Ray® Nutrish®. Over the past two decades, the Company has grown rapidly by thoughtfully acquiring leading and emerging brands, while ensuring the business has a positive impact on its 7,000+ employees, the communities it is a part of, and the planet. For more information about The J. M. Smucker Company, visit jmsmucker.com.
The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Dunkin'™ and Dunkin' Donuts® are trademarks of DD IP Holder LLC, and Rachael Ray® is a trademark of Ray Marks II LLC.
The Dunkin'™ and Dunkin' Donuts® brands are licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce, and drug stores. This information does not pertain to products for sale in Dunkin'™ restaurants.
Contacts:
The J. M. Smucker Company: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Ray Hancart, Director, Communications & Media Relations

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Income

	Three Months Ended July 31,
	2020	2019	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,971.8	$1,778.9	11%
Cost of products sold	1,196.4	1,079.3	11%
Gross Profit	775.4	699.6	11%
Gross margin	39.3%	39.3%

Selling, distribution, and administrative expenses	357.5	380.5	(6)%
Amortization	59.6	58.8	1%
Other special project costs	—	3.3	(100)%
Other operating expense (income) – net	(2.8)	(0.6)	n/m
Operating Income	361.1	257.6	40%
Operating margin	18.3%	14.5%

Interest expense – net	(46.1)	(49.4)	(7)%
Other income (expense) – net	(1.4)	(1.5)	(7)%
Income Before Income Taxes	313.6	206.7	52%
Income tax expense	76.6	52.1	47%
Net Income	$237.0	$154.6	53%

Net income per common share	$2.08	$1.36	53%

Net income per common share – assuming dilution	$2.08	$1.36	53%

Dividends declared per common share	$0.90	$0.88	2%

Weighted-average shares outstanding	114.1	113.9	—

Weighted-average shares outstanding – assuming dilution	114.1	113.9	—

The J. M. Smucker Company Unaudited Condensed Consolidated Balance Sheets

	July 31, 2020	April 30, 2020
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$396.6	$391.1
Trade receivables – net	497.6	551.4
Inventories	995.0	895.3
Other current assets	95.6	134.9
Total Current Assets	1,984.8	1,972.7

Property, Plant, and Equipment – Net	1,948.6	1,969.4

Other Noncurrent Assets
Goodwill	6,310.7	6,304.5
Other intangible assets – net	6,371.6	6,429.0
Other noncurrent assets	286.6	294.8
Total Other Noncurrent Assets	12,968.9	13,028.3
Total Assets	$16,902.3	$16,970.4

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$780.6	$782.0
Current portion of long-term debt	399.8	—
Short-term borrowings	296.0	248.0
Other current liabilities	596.7	557.1
Total Current Liabilities	2,073.1	1,587.1

Noncurrent Liabilities
Long-term debt, less current portion	4,672.8	5,373.3
Other noncurrent liabilities	1,811.2	1,819.1
Total Noncurrent Liabilities	6,484.0	7,192.4

Total Shareholders’ Equity	8,345.2	8,190.9
Total Liabilities and Shareholders’ Equity	$16,902.3	$16,970.4

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended July 31,
	2020	2019
	(Dollars in millions)
Operating Activities
Net income	$237.0	$154.6
Adjustments to reconcile net income to net cash provided by (used for) operations:
Depreciation	54.1	50.8
Amortization	59.6	58.8
Share-based compensation expense	5.9	6.2
Other noncash adjustments – net	3.8	0.2
Changes in assets and liabilities:
Trade receivables	55.1	30.4
Inventories	(98.5)	(102.1)
Other current assets	0.3	6.4
Accounts payable	41.1	(61.0)
Accrued liabilities	7.1	63.6
Income and other taxes	43.4	21.8
Other – net	0.1	(8.2)
Net Cash Provided by (Used for) Operating Activities	409.0	221.5

Investing Activities
Additions to property, plant, and equipment	(76.6)	(73.0)
Other – net	27.4	20.9
Net Cash Provided by (Used for) Investing Activities	(49.2)	(52.1)

Financing Activities
Short-term borrowings (repayments) – net	47.8	(130.0)
Repayments of long-term debt	(300.0)	—
Quarterly dividends paid	(100.1)	(96.5)
Purchase of treasury shares	(4.6)	(2.9)
Proceeds from stock option exercises	—	7.0
Other – net	(0.4)	(0.2)
Net Cash Provided by (Used for) Financing Activities	(357.3)	(222.6)
Effect of exchange rate changes on cash	3.0	0.7
Net increase (decrease) in cash and cash equivalents	5.5	(52.5)
Cash and cash equivalents at beginning of period	391.1	101.3
Cash and Cash Equivalents at End of Period	$396.6	$48.8

The J. M. Smucker Company Unaudited Supplemental Schedule

	Three Months Ended July 31,
	2020	% of Net Sales	2019	% of Net Sales
	(Dollars in millions)
Net sales	$1,971.8		$1,778.9
Selling, distribution, and administrative expenses:
Marketing	121.7	6.2%	132.9	7.5%
Selling	65.8	3.3%	68.5	3.9%
Distribution	69.8	3.5%	64.0	3.6%
General and administrative	100.2	5.1%	115.1	6.5%
Total selling, distribution, and administrative expenses	$357.5	18.1%	$380.5	21.4%

Amounts may not add due to rounding.

The J. M. Smucker Company Unaudited Reportable Segments

	Three Months Ended July 31,
	2020	2019
	(Dollars in millions)
Net sales:
U.S. Retail Pet Foods	$692.6	$669.9
U.S. Retail Coffee	570.9	465.7
U.S. Retail Consumer Foods	489.2	402.2
International and Away From Home	219.1	241.1
Total net sales	$1,971.8	$1,778.9

Segment profit:
U.S. Retail Pet Foods	$125.3	$120.1
U.S. Retail Coffee	182.6	128.9
U.S. Retail Consumer Foods	131.5	81.0
International and Away From Home	30.9	32.3
Total segment profit	$470.3	$362.3
Amortization	(59.6)	(58.8)
Interest expense – net	(46.1)	(49.4)
Unallocated derivative gains (losses)	16.2	29.0
Other special project costs	—	(3.3)
Corporate administrative expenses	(65.8)	(71.6)
Other income (expense) – net	(1.4)	(1.5)
Income before income taxes	$313.6	$206.7

Segment profit margin:
U.S. Retail Pet Foods	18.1%	17.9%
U.S. Retail Coffee	32.0%	27.7%
U.S. Retail Consumer Foods	26.9%	20.1%
International and Away From Home	14.1%	13.4%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, and impairment charges related to intangible assets (“EBITDA (as adjusted)”); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors’ understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets, integration and restructuring costs (“special project costs”), and unallocated gains and losses on commodity and foreign currency exchange derivatives (“unallocated derivative gains and losses”), as well as the related tax impact of these exclusions. The special project costs relate to specific integration and restructuring projects, and the unallocated derivative gains and losses reflect the changes in fair value of the Company’s commodity and foreign currency exchange contracts. Additionally, income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results can significantly impact the adjusted effective income tax rate.
These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the “Unaudited Non-GAAP Financial Measures” tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2021 outlook.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2020	2019	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$1,971.8	$1,778.9	$192.9	11%
Foreign currency exchange	3.1	—	3.1	—%
Net sales excluding foreign currency exchange	$1,974.9	$1,778.9	$196.0	11%

Amounts may not add due to rounding.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2020	2019
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$775.4	$699.6
Unallocated derivative losses (gains)	(16.2)	(29.0)
Adjusted gross profit	$759.2	$670.6
% of net sales	38.5%	37.7%

Operating income reconciliation:
Operating income	$361.1	$257.6
Amortization	59.6	58.8
Unallocated derivative losses (gains)	(16.2)	(29.0)
Other special project costs	—	3.3
Adjusted operating income	$404.5	$290.7
% of net sales	20.5%	16.3%

Net income reconciliation:
Net income	$237.0	$154.6
Income tax expense	76.6	52.1
Amortization	59.6	58.8
Unallocated derivative losses (gains)	(16.2)	(29.0)
Other special project costs	—	3.3
Adjusted income before income taxes	$357.0	$239.8
Income taxes, as adjusted	87.0	60.1
Adjusted income	$270.0	$179.7

Weighted-average common shares outstanding – assuming dilution	113.5	113.3
Weighted-average participating shares outstanding	0.6	0.6
Total weighted-average shares outstanding	114.1	113.9
Dilutive effect of stock options	—	—
Total weighted-average shares outstanding – assuming dilution	114.1	113.9
Adjusted earnings per share – assuming dilution	$2.37	$1.58

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2020	2019
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income	$237.0	$154.6
Income tax expense	76.6	52.1
Interest expense – net	46.1	49.4
Depreciation	54.1	50.8
Amortization	59.6	58.8
EBITDA (as adjusted)	$473.4	$365.7
% of net sales	24.0%	20.6%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$409.0	$221.5
Additions to property, plant, and equipment	(76.6)	(73.0)
Free cash flow	$332.4	$148.5

The following tables provide a reconciliation of the Company's fiscal 2021 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2021
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$6.83	$7.23
Unallocated derivative losses (gains) (A)	(0.22)	(0.22)
Amortization	1.59	1.59
Adjusted earnings per share	$8.20	$8.60

(A) As unallocated derivative losses (gains) vary each quarter based on market conditions and derivative positions taken, we do not project derivative gains or losses on a forward-looking basis. Therefore, the forward-looking unallocated derivative losses (gains) in the table above reflect the net cumulative amount already recognized in GAAP results as of July 31, 2020, that is expected to be allocated to non-GAAP results in future periods.

	Year Ending April 30, 2021
	Low	High
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,225	$1,275
Additions to property, plant, and equipment	(300)	(300)
Free cash flow	$925	$975